UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Presidential Realty Corporation
(Name of Issuer)

Class B Common Stock
(Title of Class of Securities)

741004204
(CUSIP Number)

Alex B. Gray
49 Boone Village, Suite 280
Zionsville, Indiana 46077
(317) 800-7500
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2017
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 741004204	Page 2 of 8

13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alex B. Gray
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 336,239
	6.	SHARED VOTING POWER 78,402
	7.	SOLE DISPOSITIVE POWER 336,239
	8.	SHARED DISPOSITIVE POWER 78,402
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 414,641
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.74% based on the outstanding shares reported on the Issuer’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2016.

12.	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 741004204	Page 3 of 8

13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Katherine D. Gray
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 73,402
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 73,402
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,402
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.55% based on the outstanding shares reported on the Issuer’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2016.

12.	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 741004204	Page 4 of 8

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1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Reagan Gray
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,000
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,000

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.11% based on the outstanding shares reported on the Issuer’s Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2016.

12.	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 741004204	Page 5 of 8

13G

Item 1.

(a)	Name of Issuer Presidential Realty Corporation

(b)	Address of Issuer’s Principal Executive Offices 1430 Broadway Suite 503 New York, NY 10018

Item 2.

(a)

Name of Person Filing

Alex B. Gray

Katherine D. Gray

Reagan Gray

Alex B. Gray, Katherine D. Gray and Reagan Gray have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.

(b)	Address of the Principal Office or, if none, residence 49 Boone Village, Suite 280 Zionsville, Indiana 46077

(c)	Citizenship United States

(d)	Title of Class of Securities Class B Common Stock

(e)	CUSIP Number 741004204

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___

CUSIP No. 741004204	Page 6 of 8

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Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

1.	Alex B. Gray

(a)	Amount beneficially owned: 414,641

(b)	Percent of class: 8.74%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 336,239

	(ii)	Shared power to vote or to direct the vote: 78,402

	(iii)	Sole power to dispose or to direct the disposition of: 336,239

	(iv)	Shared power to dispose or to direct the disposition of: 78,402

2.	Katherine D. Gray

(a)	Amount beneficially owned: 73,402

(b)	Percent of class: 1.55%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 73,402

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 73,402

3.	Reagan Gray

(a)	Amount beneficially owned: 5,000

(b)	Percent of class: 0.11%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote: 0

	(ii)	Shared power to vote or to direct the vote: 5,000

	(iii)	Sole power to dispose or to direct the disposition of: 0

	(iv)	Shared power to dispose or to direct the disposition of: 5,000

CUSIP No. 741004204	Page 7 of 8

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Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 741004204	Page 8 of 8

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2018
Date

/s/ Alex B. Gray
Signature

Alex B. Gray
Name/Title

/s/ Katherine D. Gray
Signature

Katherine D. Gray
Name/Title

/s/ Reagan Gray
Signature

Reagan Gray
Name/Title